JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMorgan Chase Plans $10.6 Billion Capital Repurchase Program

New York, June 29, 2016 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that the Federal Reserve Board does not object to the Firm’s capital plan under the recently concluded 2016 Comprehensive Capital Analysis and Review (“CCAR”). The capital plan includes gross common equity repurchases of up to $10.6 billion between July 1, 2016 and June 30, 2017, under a new equity repurchase program authorized by the Firm’s Board of Directors. The Board of Directors also intends to continue the current common stock dividend of $0.48 per share for the third quarter of 2016.
Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “We are pleased to be able to implement the capital plan approved by our Board following the non-objection from the Federal Reserve Board, including a meaningful increase to our equity buyback program and the continuation of our current common stock dividend.”
The Firm’s dividends will be subject to the Board of Directors’ approval at the customary times those dividends are declared. The newly-authorized equity repurchase program would include shares repurchased to offset issuances under the Firm’s stock-based compensation plans. The timing of repurchases and the exact amount of common equity that may be repurchased under the new authorization will depend on various factors, including market conditions; legal and regulatory considerations; and the Firm’s capital position, internal capital generation and alternative investment opportunities. The repurchase program does not include specific price targets or timetables; may be executed through open market purchases or privately negotiated transactions, or utilizing Rule 10b5-1 programs; and may be suspended at any time.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Jason Scott (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438